Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2024 RESULTS
Company Release: January 28, 2025
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank with an industry leading banking as a service ("BaaS") segment, today reported unaudited financial results for the quarter ended December 31, 2024, including net income of $13.4 million, or $0.94 per diluted common share, compared to $13.5 million, or $0.97 per diluted common share, for the three months ended September 30, 2024 and $45.2 million, or $3.26 per diluted common share, for the year ended December 31, 2024, compared to $44.6 million, or $3.27 per diluted common share for the year ended December 31, 2023.

Management Discussion of the Quarter and Full-year Results

“2024 was highlighted by the completion of our $98.0 million capital raise during the fourth quarter, which we will utilize to support growth of the Bank including in our CCBX segment,” said CEO Eric Sprink. “We saw high quality net loan growth of $67.7 million despite selling $845.5 million in loans during the fourth quarter, and our CCBX program fee income continued to increase which was up 56.9% for full-year 2024 relative to the prior year. We continue to invest heavily in CCBX to support future growth, and we are pleased to have three letters of intent ("LOI") signed going into 2025 with an active pipeline.”

Key Points for Fourth Quarter and Our Go-Forward Strategy

•Completed Capital Raise Allows CCBX Growth to Continue. During the fourth quarter of 2024, we completed a $98.0 million common equity raise, which was priced at $71.00/share. Proceeds will be used for general corporate purposes and to support growth of the Bank including in our CCBX segment. As of December 31, 2024 we had three signed LOIs and continue to have an active pipeline for 2025. The growth in common-equity tier 1 and total risk-based capital to 12.04% and 14.67%, respectively, includes the benefit of the capital raise.

•Strong Annual Growth in CCBX Program Fees. Total BaaS program fee income was $25.6 million for the year ended December 31, 2024, an increase of $9.3 million, or 56.9%, from the year ended December 31, 2023, and is representative of growth in partner transaction activity and expanded product offerings within our CCBX operating segment. Trends in CCBX noninterest income were also positive during the quarter, with total program fees of $8.2 million for the three months ended December 31, 2024, an increase of $1.8 million, or 27.6%, from the three months ended September 30, 2024.

•Investments for Growth Continues. Total non-interest expense of $64.2 million was down $1.4 million, or 2.1%, as compared to $65.6 million in the third quarter of 2024, mainly driven by lower BaaS loan expense, partially offset by higher salaries and employee benefits, point of sale expense, and legal and professional expenses. As we increase the number of new CCBX partners and programs launching in 2025, we expect that expenses will tend to be front-loaded with a focus on compliance and operational risk before any new program reaches significant revenues.

•Off Balance Sheet Activity Update. During the fourth quarter of 2024, we sold $845.5 million of loans, the majority of which were credit card receivables, and swept $273.2 million of deposits off balance-sheet. We are able to retain a portion of the fee income on these sold credit card loans. As of December 31, 2024 there were 182,449 credit cards with fee earning potential, an increase of 101,023 compared to the quarter ended September 30, 2024 and an increase of 172,400 from December 31, 2023.

•Continued Monitoring of CCBX Risk. We remain fully indemnified against fraud and 98.7% indemnified against credit risk with our CCBX partners as of year-end of 2024.
Fourth Quarter 2024 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Income Statement Data:
Interest and dividend income	$96,587	$105,079	$97,487	$90,472	$88,243
Interest expense	30,071	32,892	31,250	29,536	28,586
Net interest income	66,516	72,187	66,237	60,936	59,657
Provision for credit losses	61,867	70,257	62,325	83,158	60,789
Net interest (expense)/ income after provision for credit losses	4,649	1,930	3,912	(22,222)	(1,132)
Noninterest income	76,756	80,068	69,918	86,955	64,694
Noninterest expense	64,206	65,616	58,809	56,018	51,703
Provision for income tax	3,832	2,926	3,425	1,915	2,847
Net income	13,367	13,456	11,596	6,800	9,012

	As of and for the Three Month Period
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Balance Sheet Data:
Cash and cash equivalents	$452,513	$484,026	$487,245	$515,128	$483,128
Investment securities	47,321	48,620	49,213	50,090	150,364
Loans held for sale	20,600	7,565	—	797	—
Loans receivable	3,486,565	3,418,832	3,326,460	3,199,554	3,026,092
Allowance for credit losses	(176,994)	(170,263)	(147,914)	(139,258)	(116,958)
Total assets	4,121,208	4,065,821	3,961,546	3,865,258	3,753,366
Interest bearing deposits	3,057,808	3,047,861	2,949,643	2,888,867	2,735,161
Noninterest bearing deposits	527,524	579,427	593,789	574,112	625,202
Core deposits (1)	3,123,434	3,190,869	3,528,339	3,447,864	3,342,004
Total deposits	3,585,332	3,627,288	3,543,432	3,462,979	3,360,363
Total borrowings	47,884	47,847	47,810	47,771	47,734
Total shareholders’ equity	438,704	331,930	316,693	303,709	294,978

Share and Per Share Data (2):
Earnings per share – basic	$0.97	$1.00	$0.86	$0.51	$0.68
Earnings per share – diluted	$0.94	$0.97	$0.84	$0.50	$0.66
Dividends per share	—	—	—	—	—
Book value per share (3)	$29.37	$24.51	$23.54	$22.65	$22.17
Tangible book value per share (4)	$29.37	$24.51	$23.54	$22.65	$22.17
Weighted avg outstanding shares – basic	13,828,605	13,447,066	13,412,667	13,340,997	13,286,828
Weighted avg outstanding shares – diluted	14,268,229	13,822,270	13,736,508	13,676,917	13,676,513
Shares outstanding at end of period	14,935,298	13,543,282	13,453,805	13,407,320	13,304,339
Stock options outstanding at end of period	186,354	198,370	286,119	309,069	354,969
See footnotes that follow the tables below

	As of and for the Three Month Period
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Credit Quality Data:
Nonperforming assets (5) to total assets	1.52%	1.63%	1.34%	1.42%	1.43%
Nonperforming assets (5) to loans receivable and OREO	1.80%	1.94%	1.60%	1.71%	1.78%
Nonperforming loans (5) to total loans receivable	1.80%	1.94%	1.60%	1.71%	1.78%
Allowance for credit losses to nonperforming loans	282.5%	256.5%	278.1%	253.8%	217.2%
Allowance for credit losses to total loans receivable	5.08%	4.98%	4.45%	4.35%	3.86%
Gross charge-offs	$61,585	$53,305	$55,207	$58,994	$47,652
Gross recoveries	$5,646	$4,069	$1,973	$1,776	$2,781
Net charge-offs to average loans (6)	6.51%	5.65%	6.57%	7.34%	5.92%

Capital Ratios:
Company
Tier 1 leverage capital	10.78%	8.40%	8.31%	8.24%	8.10%
Common equity Tier 1 risk-based capital	12.04%	9.24%	9.03%	8.98%	9.10%
Tier 1 risk-based capital	12.14%	9.34%	9.13%	9.08%	9.20%
Total risk-based capital	14.67%	11.89%	11.70%	11.70%	11.87%
Bank
Tier 1 leverage capital	10.64%	9.29%	9.24%	9.19%	9.06%
Common equity Tier 1 risk-based capital	11.99%	10.34%	10.15%	10.14%	10.30%
Tier 1 risk-based capital	11.99%	10.34%	10.15%	10.14%	10.30%
Total risk-based capital	13.28%	11.63%	11.44%	11.43%	11.58%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 1.30% for the quarter ended December 31, 2024 compared to 1.34% and 0.97% for the quarters ended September 30, 2024 and December 31, 2023, respectively.  ROA for the quarter ended December 31, 2024, decreased 0.04% and increased 0.33% compared to September 30, 2024 and December 31, 2023, respectively. Noninterest expenses were lower for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 largely due to a decrease in BaaS loan expense, which is directly related to the amount of interest earned on CCBX loans, and higher than the quarter ended December 31, 2023 largely due to an increase in salaries and employee benefits, data processing and software licenses, legal and professional expenses and point of sale expenses, all of which are related to the growth of Company and investments in technology and risk management.

Yield on earning assets and yield on loans receivable decreased 1.14% and 0.99%, respectively, for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024. This decrease is due to a combination of factors. We continue to refine our credit approach with partners, widening the scope of loans that we are moving to nonaccrual, which decreased loan interest income in the quarter ended December 31, 2024 as compared to prior quarters. Average loans receivable as of December 31, 2024 decreased $45.4 million compared to September 30, 2024 as we continue to sell

CCBX loans as part of our on-going strategy to manage the loan portfolio and credit quality. New loans are being booked with enhanced credit standards, which typically results in a lower interest rate than some of the higher risk loans that have paid off or we have chosen to sell.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Twelve Months Ended
(unaudited)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Return on average assets (1)	1.30%	1.34%	1.21%	0.73%	0.97%	1.15%	1.28%
Return on average equity (1)	14.90%	16.67%	15.22%	9.21%	12.35%	14.11%	16.41%
Yield on earnings assets (1)	9.65%	10.79%	10.49%	10.07%	9.77%	10.25%	9.82%
Yield on loans receivable (1)	10.44%	11.43%	11.23%	10.85%	10.71%	10.99%	10.60%
Cost of funds (1)	3.24%	3.62%	3.60%	3.52%	3.39%	3.49%	2.91%
Cost of deposits (1)	3.21%	3.59%	3.58%	3.49%	3.36%	3.46%	2.87%
Net interest margin (1)	6.65%	7.41%	7.13%	6.78%	6.61%	6.99%	7.10%
Noninterest expense to average assets (1)	6.23%	6.54%	6.14%	6.04%	5.56%	6.24%	5.90%
Noninterest income to average assets (1)	7.45%	7.98%	7.30%	9.38%	6.95%	8.00%	5.97%
Efficiency ratio	44.81%	43.10%	43.19%	37.88%	41.58%	42.21%	45.92%
Loans receivable to deposits (2)	97.82%	94.46%	93.88%	92.42%	90.05%	97.8%	90.1%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“As we look forward to 2025, our strategy involves selectively expanding our current base of CCBX partners while continuing to invest in and enhance our technology and risk management infrastructure. This will enable us to support the next phase of growth within CCBX more efficiently. Additionally, we are focused on growing noninterest income through increased transaction activity and new product offerings with our established partners. We plan to continue selling credit card loans while retaining a portion of the fee income for our role in processing transactions, which offers an additional source of noninterest income without adding on-balance-sheet risk. We believe that by increasing noninterest income, we can mitigate the uncertainties associated with fluctuating interest rates and provide a more stable income stream in the future.” said CEO Eric Sprink.

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 24 relationships, at varying stages, including three signed letters of intent as of December 31, 2024.  We continue to refine the criteria for CCBX partnerships, exploring relationships with larger more established partners, with experienced management teams, existing customer bases and strong financial positions and will continue to exit relationships where it makes sense for us to do so.
As we explore relationships with new partners we plan to continue expanding product offerings with our existing CCBX partners. As we become more proficient in the BaaS space we aim to cultivate new relationships that align with our long-term goals. We believe that a strategy of adding new partnerships and launching new products with existing partners positions us to reach a wide and established customer base with a modest increase in regulatory risk given that we have already vetted existing partners and have an operational history. Increases in partner activity/transaction counts is positively impacting noninterest income and we expect that trend to continue as products launched earlier in the year gain traction. We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card balances, and plan to continue this strategy to provide an on-going and passive revenue stream with no on balance sheet risk.

The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Active	19	19	19
Friends and family / testing	1	1	1
Implementation / onboarding	1	1	1
Signed letters of intent	3	1	0
Wind down - active but preparing to exit relationship	0	0	0
Total CCBX relationships	24	22	21

CCBX loans increased $82.3 million, or 5.4%, to $1.60 billion despite selling $845.5 million loans during the three months ended December 31, 2024. In accordance with the program agreement for one partner, effective April 1, 2024, the portion of the CCBX portfolio that we are responsible for losses on decreased from 10% to 5%. At December 31, 2024 the portion of this portfolio for which we are responsible represented $20.6 million in loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	December 31, 2024		September 30, 2024		December 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$109,017	6.8%	$103,924	6.8%	$87,494	7.3%
All other commercial & industrial loans	33,961	2.1	36,494	2.4	54,298	4.5
Real estate loans:
Residential real estate loans	267,707	16.7	265,402	17.5	238,035	19.9
Consumer and other loans:
Credit cards	528,554	33.0	633,691	41.6	505,837	42.3
Other consumer and other loans	664,780	41.4	482,228	31.7	310,574	26.0
Gross CCBX loans receivable	1,604,019	100.0%	1,521,739	100.0%	1,196,238	100.0%
Net deferred origination (fees) costs	(442)		(447)		(300)
Loans receivable	$1,603,577		$1,521,292		$1,195,938
Loan Yield - CCBX (1)(2)	15.28%		17.35%		17.36%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended December 31, 2024, includes an increase of $77.4 million or 6.9%, in consumer and other loans, an increase of $5.1 million, or 4.9%, in capital call lines as a result of normal balance fluctuations and business activities, and an increase of $2.3 million, or 0.9%, in residential real estate loans. We continue to monitor and manage the CCBX loan portfolio, and sold $845.5 million in CCBX loans during the quarter ended December 31, 2024 compared to sales of $423.7 million in the quarter ended September 30, 2024. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and generate off balance sheet fee income.

CCBX loan yield decreased 2.06% for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 as a result of our widening the scope of loans that we are moving to nonaccrual, which decreased loan interest income in the quarter ended December 31, 2024. Also contributing to the decrease are lower interest rates on new CCBX loans, which are replacing higher risk and higher rate loans that have paid off or were sold as part of our strategy to manage the loan portfolio and credit quality. The recent decrease in the Fed funds interest rate further contributed to the change.

The following chart show the growth in credit card accounts that we are able to generate fee income from. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, but that we are still able to generate fee income on.

CCBX Credit Cards
319,004
10,049
308,955
341,290
26,301
314,989
379,929
27,681
352,248
450,830
81,426
369,404
484,248
182,449
301,799
600,000
400,000
200,000
—
Number of Accounts
December 31, 2023
March 31, 2024
June 30, 2024
September 30, 2024
December 31, 2024
Credit Card - On Balance Sheet Accounts
Credit Card - Off Balance Sheet Accounts

The following table details the CCBX deposit portfolio:

CCBX	As of
	December 31, 2024		September 30, 2024		December 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$55,686	2.7%	$60,655	2.9%	$63,630	3.4%
Interest bearing demand and money market	1,958,459	94.9	1,991,858	94.6	1,794,168	96.3
Savings	5,710	0.3	5,204	0.3	4,964	0.3
Total core deposits	2,019,855	97.9	2,057,717	97.8	1,862,762	100.0
Other deposits	44,233	2.1	47,046	2.2	—	—
Total CCBX deposits	$2,064,088	100.0%	$2,104,763	100.0%	$1,862,762	100.0%
Cost of deposits (1)	4.19%		4.82%		4.90%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits decreased $40.7 million, or 1.9%, in the three months ended December 31, 2024 to $2.06 billion as a result of normal balance fluctuations. This excludes the $273.2 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage and sweep purposes, compared to $214.5 million for the quarter ended September 30, 2024. Amounts in excess of FDIC insurance coverage are transferred, using a third party facilitator/vendor sweep product, to participating financial institutions.
Community Bank Performance Update

In the quarter ended December 31, 2024, the community bank saw net loans decrease $14.6 million, or 0.8%, to $1.88 billion.

The following table details the Community Bank loan portfolio:

Community Bank	As of
	December 31, 2024		September 30, 2024		December 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$150,395	8.0%	$152,161	8.0%	$149,502	8.2%
Real estate loans:
Construction, land and land development loans	148,198	7.8	163,051	8.6	157,100	8.5
Residential real estate loans	202,064	10.7	212,467	11.2	225,391	12.3
Commercial real estate loans	1,374,801	72.8	1,362,452	71.5	1,303,533	70.9
Consumer and other loans:
Other consumer and other loans	13,542	0.7	14,173	0.7	1,628	0.1
Gross Community Bank loans receivable	1,889,000	100.0%	1,904,304	100.0%	1,837,154	100.0%
Net deferred origination fees	(6,012)		(6,764)		(7,000)
Loans receivable	$1,882,988		$1,897,540		$1,830,154
Loan Yield(1)	6.53%		6.64%		6.32%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Community bank loans decreased $14.9 million in construction, land and land development loans, decreased $1.8 million in commercial and industrial loans and decreased $631,000 in consumer and other loans, and were partially offset by an increase in commercial real estate loans of $12.3 million during the quarter ended December 31, 2024.

The following table details the community bank deposit portfolio:

Community Bank	As of
	December 31, 2024		September 30, 2024		December 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$471,838	31.0%	$518,772	34.1%	$561,572	37.5%
Interest bearing demand and money market	570,625	37.5	552,108	36.3	846,072	56.5
Savings	61,116	4.0	62,272	4.1	71,598	4.8
Total core deposits	1,103,579	72.5	1,133,152	74.5	1,479,242	98.8
Other deposits	400,118	26.3	373,681	24.5	1	0.0
Time deposits less than $100,000	5,920	0.4	6,305	0.4	8,109	0.5
Time deposits $100,000 and over	11,627	0.8	9,387	0.6	10,249	0.7
Total Community Bank deposits	$1,521,244	100.0%	$1,522,525	100.0%	$1,497,601	100.0%
Cost of deposits(1)	1.86%		1.92%		1.57%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits decreased $1.3 million, or 0.1%, during the three months ended December 31, 2024 to $1.52 billion as result of normal balance fluctuations. The community bank segment includes noninterest bearing deposits of $471.8 million, or 31.0%, of total community bank deposits, resulting in a cost of deposits of 1.86%, which compared to 1.92% for the quarter ended September 30, 2024, largely due to the decreases in the Fed funds rate late in the third quarter and during the fourth quarter of 2024. The cost of community bank deposits are projected to decline further as the Fed funds rate had a decrease of 0.25%, which occurred in December 2024 and the full quarterly effect of that decrease will not be recognized until the first quarter of 2025.

Net Interest Income and Margin Discussion
Net interest income was $66.5 million for the quarter ended December 31, 2024, a decrease of $5.7 million, or 7.9%, from $72.2 million for the quarter ended September 30, 2024, and an increase of $6.9 million, or 11.5%, from $59.7 million for the quarter ended December 31, 2023. The decrease in net interest income compared to September 30, 2024, was a result of a decrease in average loans receivable as a result of selling $845.5 million in CCBX loans during the quarter ended December 31, 2024, the recent decrease in the Fed funds interest rate, and continued enhancements to our partner credit practices that resulted in a reduction of interest income on loans. The increase in net interest income compared to December 31, 2023 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, partially offset by an increase in cost of funds relating to higher interest rates and growth in interest bearing deposits.
Net interest margin was 6.65% for the three months ended December 31, 2024, compared to 7.41% for the three months ended September 30, 2024, largely due to lower loan yield. Net interest margin, net of BaaS loan expense, (A reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release.) was 4.16% for the three months ended December 31, 2024, compared to 4.06% for the three months ended September 30, 2024. Net interest margin was 6.61% for the three months ended December 31, 2023. The increase in net interest margin for the three months ended December 31, 2024 compared to the three months ended December 31, 2023 was largely due to an increase in loan yield, partially offset by higher interest rates on interest bearing deposits. Interest and fees on loans receivable decreased $9.9 million, or 9.9%, to $89.7 million for the three months ended December 31, 2024, compared to $99.6 million for the three months ended September 30, 2024, as a result of loan sales and a decrease in the Fed funds interest rate. Additionally, as we continue to refine our credit approach with partners, we are widening the scope of loans that we are moving to nonaccrual which decreased interest income in the quarter ended December 31, 2024 and lowered loan yield and net interest margin; however this also decreased BaaS loan expense (which is in noninterest expense) resulting in no impact to net income. Interest and fees on loans receivable increased $8.6 million, or 10.5%, compared to $81.2 million for the three months ended December 31, 2023, due to an increase in outstanding balances and higher interest rates. Net interest margin, net of Baas loan expense (A reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release.) increased 0.10% for the three months ended December 31, 2024, compared to the three months ended September 30, 2024 and increased 0.25% compared the three months ended December 31, 2023.

The following tables illustrate how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands; unaudited)	December 31 2024	September 30 2024	December 31 2023	December 31 2024	December 31 2023
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	6.65%	7.41%	6.61%	6.99%	7.10%
Earning assets	3,980,078	3,875,911	3,581,772	3,802,275	3,364,406
Net interest income (GAAP)	66,516	72,187	59,657	265,876	238,727
Less: BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net interest income, net of BaaS loan expense(2)	$41,657	$39,575	$35,347	$154,492	$151,827
Net interest margin, net of BaaS loan expense (1)(2)	4.16%	4.06%	3.92%	4.06%	4.51%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.44%	11.43%	10.71%	10.99%	10.60%
Total average loans receivable	$3,419,476	$3,464,871	$3,007,289	$3,320,582	$2,936,908
Interest and earned fee income on loans (GAAP)	89,714	99,590	81,159	364,869	311,441
BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net loan income(2)	$64,855	$66,978	$56,849	$253,485	$224,541
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	7.55%	7.69%	7.50%	7.63%	7.65%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $820,000 to $48.2 million compared to the three months ended September 30, 2024 and decreased $101.5 million compared to the three months ended December 31, 2023 as a result of principal paydowns and maturing securities.
Cost of funds was 3.24% for the quarter ended December 31, 2024, a decrease of 38 basis points from the quarter ended September 30, 2024 and a decrease of 16 basis points from the quarter ended December 31, 2023. Cost of deposits for the quarter ended December 31, 2024 was 3.21%, compared to 3.59% for the quarter ended September 30, 2024, and 3.36% for the quarter ended December 31, 2023. The decreased cost of funds and deposits compared to September 30, 2024 and December 31, 2023 was largely due to the recent reductions in the Fed funds rate.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.53%	1.86%	6.64%	1.92%	6.32%	1.57%
CCBX (1)	15.28%	4.19%	17.35%	4.82%	17.36%	4.90%
Consolidated	10.44%	3.21%	11.43%	3.59%	10.71%	3.36%
(1)Annualized calculations for periods shown for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$58,671	15.28%	$67,692	17.35%	$52,327	17.36%
Less: BaaS loan expense	24,859	6.48%	32,612	8.36%	24,310	8.06%
Net BaaS loan income (1)	$33,812	8.81%	$35,080	8.99%	$28,017	9.30%
Average BaaS Loans(3)	$1,527,178		$1,552,443		$1,196,137
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Noninterest Income Discussion
Noninterest income was $76.8 million for the three months ended December 31, 2024, a decrease of $3.3 million from $80.1 million for the three months ended September 30, 2024, and an increase of $12.1 million from $64.7 million for the three months ended December 31, 2023.  The decrease in noninterest income for the quarter ended December 31, 2024 as compared to the quarter ended September 30, 2024 was primarily due to a decrease of $3.3 million in total BaaS income.  The $3.3 million decrease in total BaaS income included an $8.0 million decrease in BaaS credit enhancements related to the provision for credit losses, partially offset by a a $3.0 million increase in BaaS fraud enhancements and an increase of $1.8 million in BaaS program income. The $1.8 million increase in BaaS program income is largely due to higher reimbursement of expenses as well as an increase in transaction fees and interchange fees, our primary BaaS source for recurring fee income, as well as higher reimbursement of expenses (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $12.1 million increase in noninterest income over the quarter ended December 31, 2023 was primarily due to a $7.9 million increase in BaaS credit and fraud enhancements and an increase of $3.8 million in BaaS program income.

Noninterest Expense Discussion

Total noninterest expense decreased $1.4 million to $64.2 million for the three months ended December 31, 2024, compared to $65.6 million for the three months ended September 30, 2024, and increased $12.5 million from $51.7 million for the three months ended December 31, 2023. The decrease in noninterest expense for the quarter ended December 31, 2024, as compared to the quarter ended September 30, 2024, was primarily due to a $4.8 million decrease in BaaS expense from a $7.8 million decrease in BaaS loan expense, partially offset by a $3.0 million increase in BaaS fraud expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners. Other variances that partially offset the net decrease in noninterest expense include an increase of $1.4 million in point of sale expenses as a result of increased partner transaction activity, an increase of $893,000 in salaries and employee benefits and an increase of $1.0 million in legal and professional fees as part of our continued investments in technology and risk management.

The increase in noninterest expenses for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023 was largely due to an increase of $4.8 million in BaaS partner expense primarily from a $4.3 million increase in BaaS fraud expense, a $549,000 increase in BaaS loan expense, a $2.0 million increase in legal and professional expenses, a $1.8 million increase in point of sale expenses, a $1.5 million increase in salary and employee benefits, and a $1.2 million increase in data processing and software licenses due to enhancements in technology.

Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and all reimbursement of expenses from our CCBX partner in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partners:

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2024	2024	2023
Total noninterest expense (GAAP)	$64,206	$65,616	$51,703
Less: BaaS loan expense	24,859	32,612	24,310
Less: BaaS fraud expense	5,043	2,084	779
Less: Reimbursement of expenses (Baas)	3,468	1,843	1,076
Noninterest expense, net of Baas loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$30,836	$29,077	$25,538
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes was $3.8 million for the three months ended December 31, 2024, $2.9 million for the three months ended September 30, 2024 and $2.8 million for the fourth quarter of 2023.  The income tax provision was higher for the three months ended December 31, 2024 compared to the quarter ended September 30, 2024 as a result of the deductibility of certain equity awards which reduced tax expense during the quarter ended September 30, 2024 compared to the quarter ended December 31, 2024 despite net income being higher fairly even, and higher than the quarter ended December 31, 2023, primarily due to higher net income compared to that quarter, partially offset by the deductibility of certain equity awards.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.63% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets increased $55.4 million, or 1.4%, to $4.12 billion at December 31, 2024 compared to $4.07 billion at September 30, 2024.  The increase is primarily due to stronger loan growth, partially offset by lower cash balances. Total loans receivable increased $67.7 million to $3.49 billion at December 31, 2024, from $3.42 billion at September 30, 2024.
As of December 31, 2024, the Company had the capacity to borrow up to a total of $642.1 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, and an additional $50.0 million from a correspondent bank. There were no borrowings outstanding on these lines as of December 31, 2024.
The Company completed a $98.0 million capital raise during the quarter ended December 31, 2024. After contributing $50.0 million to the Bank, the Company had a cash balance of $47.7 million as of December 31, 2024, which is retained for general operating purposes, including debt repayment, and for funding $480,000 in commitments to bank technology investment funds.
Uninsured deposits were $543.0 million as of December 31, 2024, compared to $542.2 million as of September 30, 2024.
Total shareholders’ equity as of December 31, 2024 increased $106.8 million since September 30, 2024.  The increase in shareholders’ equity was primarily due to an increase of $93.4 million in common stock outstanding as a result of the aforementioned capital raise and, to a lessor extent, equity awards exercised during the three months ended December 31, 2024 combined with $13.4 million in net earnings.

The Company and the Bank remained well capitalized at December 31, 2024, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	10.64%	10.78%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	11.99%	12.04%	6.50%
Tier 1 Capital (to risk-weighted assets)	11.99%	12.14%	8.00%
Total Capital (to risk-weighted assets)	13.28%	14.67%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The total allowance for credit losses was $177.0 million and 5.08% of loans receivable at December 31, 2024 compared to $170.3 million and 4.98% at September 30, 2024 and $117.0 million and 3.86% at December 31, 2023. The allowance for credit loss allocated to the CCBX portfolio was $158.1 million and 9.86% of CCBX loans receivable at December 31, 2024, with $18.9 million of allowance for credit loss allocated to the community bank or 1.00% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of December 31, 2024			As of September 30, 2024			As of December 31, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,882,988	$1,603,577	$3,486,565	$1,897,540	$1,521,292	$3,418,832	$1,830,154	$1,195,938	$3,026,092
Allowance for credit losses	(18,924)	(158,070)	(176,994)	(20,132)	(150,131)	(170,263)	(21,595)	(95,363)	(116,958)
Allowance for credit losses to total loans receivable	1.00%	9.86%	5.08%	1.06%	9.87%	4.98%	1.18%	7.97%	3.86%
Net charge-offs totaled $55.9 million for the quarter ended December 31, 2024, compared to $49.2 million for the quarter ended September 30, 2024 and $44.9 million for the quarter ended December 31, 2023. Net charge-offs as a percent of average loans increased to 6.51% for the quarter ended December 31, 2024 compared to 5.65% for the quarter ended September 30, 2024. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $324.6 million loan portfolio. At December 31, 2024, our portion of this portfolio represented $20.6 million in loans. Net charge-offs for this $20.6 million in loans were $1.1 million for the three months ended December 31, 2024, compared to $1.1 million for the three months ended September 30, 2024 and $1.5 million for the three months ended December 31, 2023.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$139	$61,446	$61,585	$398	$52,907	$53,305	$2	$47,650	$47,652
Gross recoveries	(3)	(5,643)	(5,646)	(3)	(4,066)	(4,069)	(4)	(2,777)	(2,781)
Net charge-offs	$136	$55,803	$55,939	$395	$48,841	$49,236	$(2)	$44,873	$44,871
Net charge-offs to average loans (1)	0.03%	14.54%	6.51%	0.08%	12.52%	5.65%	0.00%	14.88%	5.92%
(1) Annualized calculations shown for periods presented.
During the quarter ended December 31, 2024, a $63.7 million provision for credit losses was recorded for CCBX partner loans, compared to the $72.1 million provision for credit losses was recorded for CCBX partner loans for the quarter ended September 30, 2024, the provision was based on management's analysis, bringing the CCBX allowance for credit losses to $158.1 million at December 31, 2024 compared to $150.1 million at September 30, 2024. The increase in the allowance is due to the addition of new loans, partially offset by loan sales. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $1.1 million and was needed for the quarter ended December 31, 2024 compared to a provision recapture of $519,000 and provision of $277,000 for the quarters ended September 30, 2024 and December 31, 2023, respectively. The recapture in the current period was due to the decrease in the community bank loan portfolio combined with an improvement in the forward look, which is driven by the future projected unemployment and GDP curves, which flattened since last quarter, lessening the impact of this factor.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Community bank	$(1,071)	$(519)	$277
CCBX	63,741	72,104	60,467
Total provision expense	$62,670	$71,585	$60,744
A recapture for unfunded commitments of $803,000 was recorded for the quarter ended December 31, 2024 as a result of a decrease in the overall available balance combined with an improvement in the reserve rates.
At December 31, 2024, our nonperforming assets were $62.7 million, or 1.52%, of total assets, compared to $66.4 million, or 1.63%, of total assets, at September 30, 2024, and $53.8 million, or 1.43%, of total assets, at December 31, 2023. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of December 31, 2024, $60.8 million of the $62.6 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above.
Nonperforming assets decreased $3.7 million during the quarter ended December 31, 2024, compared to the quarter ended September 30, 2024. This change is due to a decrease in CCBX and community bank nonaccrual loans. Community bank nonperforming loans decreased $1.0 million from September 30, 2024 to $100,000 as of December 31, 2024, and CCBX nonperforming loans decreased $2.7 million to $62.6 million from September 30, 2024. The decrease in CCBX nonperforming loans is due to an decrease of $570,000 in nonaccrual loans from September 30, 2024 to $19.5 million. Some CCBX partners have a collection practice that places certain loans on nonaccrual status to improve collectability. $17.2 million of these loans are less than 90 days past due as of December 31, 2024. Additionally, there was a $2.2 million decrease in CCBX loans that are past due 90 days or more and still accruing interest. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at December 31, 2024. Our nonperforming loans to loans receivable ratio was 1.80% at December 31, 2024, compared to 1.94% at September 30, 2024, and 1.78% at December 31, 2023.
For the quarter ended December 31, 2024, there were $136,000 community bank net charge-offs and $55.8 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Nonaccrual loans:
Commercial and industrial loans	$334	$531	$—
Real estate loans:
Residential real estate	—	44	170
Commercial real estate	—	831	7,145
Consumer and other loans:
Credit cards	10,262	7,987	—
Other consumer and other loans	8,967	11,713	—
Total nonaccrual loans	19,563	21,106	7,315
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,006	1,566	2,086
Real estate loans:
Residential real estate loans	2,608	3,025	1,115
Consumer and other loans:
Credit cards	34,490	34,562	34,835
Other consumer and other loans	4,989	6,111	8,488
Total accruing loans past due 90 days or more	43,093	45,264	46,524
Total nonperforming loans	62,656	66,370	53,839
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$62,656	$66,370	$53,839
Total nonaccrual loans to loans receivable	0.56%	0.62%	0.24%
Total nonperforming loans to loans receivable	1.80%	1.94%	1.78%
Total nonperforming assets to total assets	1.52%	1.63%	1.43%

The following tables detail the CCBX and community bank nonperforming assets which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$234	$333	$—
Consumer and other loans:
Credit cards	10,262	7,987	—
Other consumer and other loans	8,967	11,713	—
Total nonaccrual loans	19,463	20,033	—
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,006	1,566	2,086
Real estate loans:
Residential real estate loans	2,608	3,025	1,115
Consumer and other loans:
Credit cards	34,490	34,562	34,835
Other consumer and other loans	4,989	6,111	8,488
Total accruing loans past due 90 days or more	43,093	45,264	46,524
Total nonperforming loans	62,556	65,297	46,524
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$62,556	$65,297	$46,524
Total CCBX nonperforming assets to total consolidated assets	1.52%	1.61%	1.24%

Community Bank	As of
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Nonaccrual loans:
Commercial and industrial loans	$100	$198	$—
Real estate:
Residential real estate	—	44	170
Commercial real estate	—	831	7,145
Total nonaccrual loans	100	1,073	7,315
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	100	1,073	7,315
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$100	$1,073	$7,315
Total community bank nonperforming assets to total consolidated assets	< 0.01%	0.03%	0.19%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.12 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Cash and due from banks	$36,533	$45,327	$59,995	$32,790	$31,345
Interest earning deposits with other banks	415,980	438,699	427,250	482,338	451,783
Investment securities, available for sale, at fair value	35	38	39	41	99,504
Investment securities, held to maturity, at amortized cost	47,286	48,582	49,174	50,049	50,860
Other investments	10,800	10,757	10,664	10,583	10,227
Loans held for sale	20,600	7,565	—	797	—
Loans receivable	3,486,565	3,418,832	3,326,460	3,199,554	3,026,092
Allowance for credit losses	(176,994)	(170,263)	(147,914)	(139,258)	(116,958)
Total loans receivable, net	3,309,571	3,248,569	3,178,546	3,060,296	2,909,134
CCBX credit enhancement asset	181,890	167,251	143,485	137,276	107,921
CCBX receivable	14,138	16,060	11,520	10,369	9,088
Premises and equipment, net	27,431	25,833	24,526	22,995	22,090
Lease right-of-use assets	5,219	5,427	5,635	5,756	5,932
Accrued interest receivable	21,104	23,664	23,617	24,681	26,819
Bank-owned life insurance, net	13,375	13,255	13,132	12,991	12,870
Deferred tax asset, net	3,600	3,083	2,221	2,221	3,806
Other assets	13,646	11,711	11,742	12,075	11,987
Total assets	$4,121,208	$4,065,821	$3,961,546	$3,865,258	$3,753,366

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,585,332	$3,627,288	$3,543,432	$3,462,979	$3,360,363
Subordinated debt, net	44,293	44,256	44,219	44,181	44,144
Junior subordinated debentures, net	3,591	3,591	3,591	3,590	3,590
Deferred compensation	332	369	405	442	479
Accrued interest payable	962	1,070	999	1,061	892
Lease liabilities	5,398	5,609	5,821	5,946	6,124
CCBX payable	29,171	39,188	34,536	33,095	33,651
Other liabilities	13,425	12,520	11,850	10,255	9,145
Total liabilities	3,682,504	3,733,891	3,644,853	3,561,549	3,458,388
SHAREHOLDERS’ EQUITY
Common Stock	228,177	134,769	132,989	131,601	130,136
Retained earnings	210,529	197,162	183,706	172,110	165,311
Accumulated other comprehensive loss, net of tax	(2)	(1)	(2)	(2)	(469)
Total shareholders’ equity	438,704	331,930	316,693	303,709	294,978
Total liabilities and shareholders’ equity	$4,121,208	$4,065,821	$3,961,546	$3,865,258	$3,753,366

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$89,714	$99,590	$90,944	$84,621	$81,159
Interest on interest earning deposits with other banks	6,021	4,781	5,683	4,780	5,687
Interest on investment securities	661	675	686	1,034	1,225
Dividends on other investments	191	33	174	37	172
Total interest income	96,587	105,079	97,487	90,472	88,243
INTEREST EXPENSE
Interest on deposits	29,404	32,083	30,578	28,867	27,916
Interest on borrowed funds	667	809	672	669	670
Total interest expense	30,071	32,892	31,250	29,536	28,586
Net interest income	66,516	72,187	66,237	60,936	59,657
PROVISION FOR CREDIT LOSSES	61,867	70,257	62,325	83,158	60,789
Net interest income/(expense) after provision for credit losses	4,649	1,930	3,912	(22,222)	(1,132)
NONINTEREST INCOME
Service charges and fees	932	952	946	908	957
Loan referral fees	—	—	—	168	—
Unrealized gain (loss) on equity securities, net	1	2	9	15	80
Other income	473	486	257	308	60
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,406	1,440	1,212	1,399	1,097
Servicing and other BaaS fees	1,043	1,044	1,525	1,131	1,015
Transaction fees	1,783	1,696	1,309	1,122	1,006
Interchange fees	1,916	1,853	1,625	1,539	1,272
Reimbursement of expenses	3,468	1,843	1,637	1,033	1,076
BaaS program income	8,210	6,436	6,096	4,825	4,369
BaaS credit enhancements	62,097	70,108	60,826	79,808	58,449
BaaS fraud enhancements	5,043	2,084	1,784	923	779
BaaS indemnification income	67,140	72,192	62,610	80,731	59,228
Total noninterest income	76,756	80,068	69,918	86,955	64,694
NONINTEREST EXPENSE
Salaries and employee benefits	17,994	17,101	17,005	17,984	16,490
Occupancy	958	964	985	1,029	976
Data processing and software licenses	4,010	4,297	3,625	3,381	2,781
Legal and professional expenses	4,606	3,597	3,631	3,672	2,649
Point of sale expense	2,745	1,351	852	869	899
Excise taxes	778	762	(706)	320	449
Federal Deposit Insurance Corporation ("FDIC") assessments	750	740	690	683	665
Director and staff expenses	683	559	470	400	478
Marketing	28	67	14	53	138
Other expense	1,752	1,482	1,383	1,867	1,089
Noninterest expense, excluding BaaS loan and BaaS fraud expense	34,304	30,920	27,949	30,258	26,614

BaaS loan expense	24,859	32,612	29,076	24,837	24,310
BaaS fraud expense	5,043	2,084	1,784	923	779
BaaS loan and fraud expense	29,902	34,696	30,860	25,760	25,089
Total noninterest expense	64,206	65,616	58,809	56,018	51,703
Income before provision for income taxes	17,199	16,382	15,021	8,715	11,859
PROVISION FOR INCOME TAXES	3,832	2,926	3,425	1,915	2,847
NET INCOME	$13,367	$13,456	$11,596	$6,800	$9,012
Basic earnings per common share	$0.97	$1.00	$0.86	$0.51	$0.68
Diluted earnings per common share	$0.94	$0.97	$0.84	$0.50	$0.66
Weighted average number of common shares outstanding:
Basic	13,828,605	13,447,066	13,412,667	13,340,997	13,286,828
Diluted	14,268,229	13,822,270	13,736,508	13,676,917	13,676,513

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$501,654	$6,021	4.77%	$350,915	$4,781	5.42%	$413,127	$5,687	5.46%
Investment securities, available for sale (2)	39	—	—	40	—	—	100,204	546	2.16
Investment securities, held to maturity (2)	48,126	661	5.46	48,945	675	5.49	49,469	679	5.45
Other investments	10,783	191	7.05	11,140	33	1.18	11,683	172	5.84
Loans receivable (3)	3,419,476	89,714	10.44	3,464,871	99,590	11.43	3,007,289	81,159	10.71
Total interest earning assets	3,980,078	96,587	9.65	3,875,911	105,079	10.79	3,581,772	88,243	9.77
Noninterest earning assets:
Allowance for credit losses	(156,687)			(151,292)			(95,391)
Other noninterest earning assets	277,922			268,903			204,052
Total assets	$4,101,313			$3,993,522			$3,690,433

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,068,357	$29,404	3.81%	$2,966,527	$32,083	4.30%	$2,660,235	$27,916	4.16%
FHLB advances and other borrowings	—	1	—	9,717	140	5.73	3	—	—
Subordinated debt	44,272	599	5.38	44,234	598	5.38	44,121	598	5.38
Junior subordinated debentures	3,591	67	7.42	3,591	71	7.87	3,590	72	7.96
Total interest bearing liabilities	3,116,220	30,071	3.84	3,024,069	32,892	4.33	2,707,949	28,586	4.19
Noninterest bearing deposits	577,453			588,178			640,424
Other liabilities	50,824			60,101			52,450
Total shareholders' equity	356,816			321,174			289,612
Total liabilities and shareholders' equity	$4,101,313			$3,993,522			$3,690,435
Net interest income		$66,516			$72,187			$59,657
Interest rate spread			5.82%			6.46%			5.59%
Net interest margin (4)			6.65%			7.41%			6.61%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,892,298	$31,043	6.53%	$1,912,428	$31,898	6.64%	$1,811,152	$28,832	6.32%
Total interest earning assets	1,892,298	31,043	6.53	1,912,428	31,898	6.64	1,811,152	28,832	6.32
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,029,346	7,161	2.77%	982,280	7,264	2.94%	951,148	6,090	2.54%
Intrabank liability	357,442	4,290	4.77	406,641	5,540	5.42	275,995	3,799	5.46
Total interest bearing liabilities	1,386,788	11,451	3.28	1,388,921	12,804	3.67	1,227,143	9,889	3.20
Noninterest bearing deposits	505,510			523,507			584,009
Net interest income		$19,592			$19,094			$18,943
Net interest margin(3)			4.12%			3.97%			4.15%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,527,178	$58,671	15.28%	$1,552,443	$67,692	17.35%	$1,196,137	$52,327	17.36%
Intrabank asset	583,776	7,007	4.78	496,475	6,764	5.42	569,365	7,837	5.46
Total interest earning assets	2,110,954	65,678	12.38	2,048,918	74,456	14.46	1,765,502	60,164	13.52
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,039,011	22,243	4.34%	1,984,247	24,819	4.98%	1,709,087	21,826	5.07%
Total interest bearing liabilities	2,039,011	22,243	4.34	1,984,247	24,819	4.98	1,709,087	21,826	5.07
Noninterest bearing deposits	71,943			64,671			56,415
Net interest income		$43,435			$49,637			$38,338
Net interest margin(3)			8.19%			9.64%			8.62%
Net interest margin, net of Baas loan expense (5)			3.50%			3.31%			3.15%

	For the Three Months Ended
	December 31, 2024			September 30, 2024				December 31, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$501,654	$6,021	4.77%	$350,915		$4,781	5.42%	$413,127	$5,687	5.46%
Investment securities, available for sale (6)	39	—	—	40		—	—	100,204	546	2.16
Investment securities, held to maturity (6)	48,126	661	5.46	48,945		675	5.49	49,469	679	5.45
Other investments	10,783	191	7.05	11,140		33	1.18	11,683	172	5.84
Total interest earning assets	560,602	6,873	4.88%	411,040	—	5,489	5.31%	574,483	7,084	4.89%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$—	$1	—%	9,717		140	5.73%	3	—	—%
Subordinated debt	44,272	599	5.38%	44,234		598	5.38%	44,121	598	5.38%
Junior subordinated debentures	3,591	67	7.42	3,591		71	7.87	3,590	72	7.96
Intrabank liability, net (7)	226,334	2,717	4.78	89,834		1,224	5.42	293,370	4,038	5.46
Total interest bearing liabilities	274,197	3,384	4.91	147,376		2,033	5.49	341,084	4,708	5.48
Net interest income		$3,489				$3,456			$2,376
Net interest margin(3)			2.48%				3.34%			1.64%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.
Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands; unaudited)	December 31 2024	September 30 2024	December 31 2023	December 31 2024	December 31 2023
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	15.28%	17.35%	17.36%	16.89%	16.89%
Total average CCBX loans receivable	$1,527,178	$1,552,443	$1,196,137	$1,427,571	$1,210,413
Interest and earned fee income on CCBX loans (GAAP)	58,671	67,692	52,327	241,134	204,458
BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net BaaS loan income	$33,812	$35,080	$28,017	$129,750	$117,558
Net BaaS loan income divided by average CCBX loans (1)	8.81%	8.99%	9.30%	9.09%	9.71%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	8.19%	9.64%	8.62%	8.87%	9.65%
CCBX earning assets	2,110,954	2,048,918	1,765,502	1,999,695	1,574,334
Net interest income (GAAP)	43,435	49,637	38,338	177,320	151,883
Less: BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net interest income, net of BaaS loan expense	$18,576	$17,025	$14,028	$65,936	$64,983
CCBX net interest margin, net of BaaS loan expense (1)	3.50%	3.31%	3.15%	3.30%	4.13%

Consolidated	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands; unaudited)	December 31 2024	September 30 2024	December 31 2023	December 31 2024	December 31 2023
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	6.65%	7.41%	6.61%	6.99%	7.10%
Earning assets	3,980,078	3,875,911	3,581,772	3,802,275	3,364,406
Net interest income (GAAP)	66,516	72,187	59,657	265,876	238,727
Less: BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net interest income, net of BaaS loan expense	$41,657	$39,575	$35,347	$154,492	$151,827
Net interest margin, net of BaaS loan expense (1)	4.16%	4.06%	3.92%	4.06%	4.51%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.44%	11.43%	10.71%	10.99%	10.60%
Total average loans receivable	$3,419,476	$3,464,871	$3,007,289	$3,320,582	$2,936,908
Interest and earned fee income on loans (GAAP)	89,714	99,590	81,159	364,869	311,441
BaaS loan expense	(24,859)	(32,612)	(24,310)	(111,384)	(86,900)
Net loan income	$64,855	$66,978	$56,849	$253,485	$224,541
Loan income, net of BaaS loan expense, divided by average loans (1)	7.55%	7.69%	7.50%	7.63%	7.65%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Noninterest expense, net of reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$64,206	$65,616	$51,703
Less: BaaS loan expense	24,859	32,612	24,310
Less: BaaS fraud expense	5,043	2,084	779
Less: Reimbursement of expenses	3,468	1,843	1,076
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$30,836	$29,077	$25,538

APPENDIX A -
As of December 31, 2024
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.49 billion in outstanding loan balances. When combined with $1.96 billion in unused commitments the total of these categories is $5.46 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 39.4% of our total balance of outstanding loans as of December 31, 2024. Unused commitments to extend credit represents an additional $34.2 million, and the combined total in commercial real estate loans represents $1.41 billion, or 25.8% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of December 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$405,561	$4,953	$410,514	7.5%	$3,937	103
Hotel/Motel	154,691	68	154,759	2.8	6,726	23
Convenience Store	139,735	575	140,310	2.6	2,329	60
Office	122,897	7,687	130,584	2.4	1,366	90
Retail	103,312	414	103,726	1.9	993	104
Warehouse	103,130	—	103,130	1.9	1,748	59
Mixed use	91,607	5,365	96,972	1.8	1,160	79
Mini Storage	80,837	10,183	91,020	1.7	3,674	22
Strip Mall	43,894	—	43,894	0.8	6,271	7
Manufacturing	37,617	1,200	38,817	0.7	1,297	29
Groups < 0.70% of total	91,520	3,777	95,297	1.7	1,173	78
Total	$1,374,801	$34,222	$1,409,023	25.8%	$2,102	654
Consumer loans comprise 34.6% of our total balance of outstanding loans as of December 31, 2024. Unused commitments to extend credit represents an additional $735.8 million, and the combined total in consumer and other loans represents $1.94 billion, or 35.6% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,000. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of December 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$528,554	$717,198	$1,245,752	22.8%	$1.8	301,799
Installment loans	656,797	15,806	672,603	12.3	1.0	690,596
Lines of credit	722	1	723	0.0	1.4	524
Other loans	7,261	—	7,261	0.1	—	163,026
Community bank consumer loans
Installment loans	1,917	2	1,919	0.1	68.5	28
Lines of credit	181	344	525	0.0	5.7	32
Other loans	11,444	2,400	13,844	0.3	30.6	374
Total	$1,206,876	$735,751	$1,942,627	35.6%	$1.0	1,156,379
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 13.4% of our total balance of outstanding loans as of December 31, 2024. Unused commitments to extend credit represents an additional $499.5 million, and the combined total in residential real estate loans represents $969.3 million, or 17.8% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of December 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$267,707	$453,369	$721,076	13.2%	$27	10,092
Community bank residential real estate loans
Closed end, secured by first liens	165,433	2,080	167,513	3.1	537	308
Home equity line of credit	25,506	43,102	68,608	1.3	109	234
Closed end, second liens	11,125	965	12,090	0.2	371	30
Total	$469,771	$499,516	$969,287	17.8%	$44	10,664
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 8.4% of our total balance of outstanding loans as of December 31, 2024. Unused commitments to extend credit represents an additional $645.5 million, and the combined total in commercial and industrial loans represents $938.9 million, or 17.2% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $109.0 million in outstanding capital call lines, with an additional $550.9 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of December 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Consolidated C&I loans
Capital Call Lines	$109,017	$550,948	$659,965	12.1%	$808	135
Construction/Contractor Services	24,367	36,343	60,710	1.1	121	202
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Retail	28,533	5,664	34,197	0.6	14	2,052
Manufacturing	5,604	4,581	10,185	0.2	147	38
Medical / Dental / Other Care	7,074	2,641	9,715	0.2	544	13
Groups < 0.20% of total	70,130	45,360	115,490	2.1	55	1,275
Total	$293,373	$645,537	$938,910	17.2%	$79	3,727
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 4.2% of our total balance of outstanding loans as of December 31, 2024. Unused commitments to extend credit represents an additional $47.8 million, and the combined total in construction, land and land development loans represents $196.0 million, or 3.6% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of December 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$83,216	$30,500	$113,716	2.1%	$6,935	12
Residential construction	40,940	10,873	51,813	0.9	2,408	17
Developed land loans	8,305	456	8,761	0.2	489	17
Undeveloped land loans	8,665	4,816	13,481	0.2	619	14
Land development	7,072	1,157	8,229	0.2	643	11
Total	$148,198	$47,802	$196,000	3.6%	$2,087	71

Exposure and risk in our construction, land and land development portfolio is declining compared to previous periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Commercial construction	$83,216	$97,792	$110,372	$102,099	$81,489
Residential construction	40,940	35,822	34,652	28,751	34,213
Undeveloped land loans	8,665	8,606	8,372	8,190	7,890
Developed land loans	8,305	14,863	13,954	14,307	20,515
Land development	7,072	5,968	5,714	7,515	12,993
Total	$148,198	$163,051	$173,064	$160,862	$157,100
Commitments to extend credit total $1.96 billion at December 31, 2024, however we do not anticipate our customers using the $1.96 billion that is showing as available due to CCBX partner and portfolio limits.
The following table presents outstanding commitments to extend credit as of December 31, 2024:

Consolidated
(dollars in thousands; unaudited)	As of December 31, 2024
Commitments to extend credit:
Commercial and industrial loans	$94,589
Commercial and industrial loans - capital call lines	550,948
Construction – commercial real estate loans	36,873
Construction – residential real estate loans	10,929
Residential real estate loans	499,516
Commercial real estate loans	34,222
Credit cards	717,198
Consumer and other loans	18,553
Total commitments to extend credit	$1,962,828
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of December 31, 2024, capital call lines outstanding balance totaled $109.0 million, and while commitments totaled $550.9 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would have the choice to fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$109,017	6.8%	$550,948	$350,000	$—
All other commercial & industrial loans	33,961	2.1	19,104	480,000	834
Real estate loans:
Home equity lines of credit (3)	267,707	16.7	453,369	375,000	36,241
Consumer and other loans:
Credit cards - cash secured	211		—		—
Credit cards - unsecured	528,343		717,198		26,742
Credit cards - total	528,554	33.0	717,198	807,484	26,742
Installment loans - cash secured	127,014		15,806		—
Installment loans - unsecured	529,783		—		5,332
Installment loans - total	656,797	40.9	15,806	1,787,118	5,332
Other consumer and other loans	7,983	0.5	1	5,398	196
Gross CCBX loans receivable	1,604,019	100.0%	1,756,426	3,805,000	$69,345
Net deferred origination fees	(442)
Loans receivable	$1,603,577
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of January 8, 2025.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of December 31, 2024
CCBX – BaaS Reporting Information
During the quarter ended December 31, 2024, $62.1 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Yield on loans (1)	15.28%	17.35%	17.36%
BaaS loan interest income	$58,671	$67,692	$52,327
Less: BaaS loan expense	24,859	32,612	24,310
Net BaaS loan income (2)	$33,812	$35,080	$28,017
Net BaaS loan income divided by average BaaS loans (1)(2)	8.81%	8.99%	9.30%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
A decrease in average CCBX loans receivable resulted in decreased interest income on CCBX loans during the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024. The decrease in average CCBX loans receivable was primarily due to loan sales in the CCBX loan portfolio as part of our strategy to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans and enhanced credit standards. These higher quality loans also have lower stated rates and expected losses. As a result, our yield on loans and our BaaS loan expense decrease by similar amounts. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and generate off balance sheet fee income. Growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023.
The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Loan interest income	$58,671	$67,692	$52,327
Total BaaS interest income	$58,671	$67,692	$52,327

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
BaaS interest expense	$22,243	$24,819	$21,826
Total BaaS interest expense	$22,243	$24,819	$21,826

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
BaaS program income:
Servicing and other BaaS fees	$1,043	$1,044	$1,015
Transaction fees	1,783	1,696	1,006
Interchange fees	1,916	1,853	1,272
Reimbursement of expenses	3,468	1,843	1,076
BaaS program income	8,210	6,436	4,369
BaaS indemnification income:
BaaS credit enhancements	62,097	70,108	58,449
BaaS fraud enhancements	5,043	2,084	779
BaaS indemnification income	67,140	72,192	59,228
Total noninterest BaaS income	$75,350	$78,628	$63,597
Servicing and other BaaS fees decreased $1,000 in the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 while transaction fees and interchange fees increased $87,000 and $63,000, respectively. We expect servicing and other BaaS fees to decrease and transaction and interchange fees to increase as partner activity grows and contracted minimum fees are replaced with recurring fees and then exceed those minimum fees. Increases in BaaS reimbursement of fees offsets increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
BaaS loan expense	$24,859	$32,612	$24,310
BaaS fraud expense	5,043	2,084	779
Total BaaS loan and fraud expense	$29,902	$34,696	$25,089